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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2003 (April 21, 2003)

CIBER, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-23488 (Commission File Number)	38-2046833 (IRS Employer Identification No.)
5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (303) 220-0100

CIBER, Inc.
Information to be included in the Report

Item 5. Other Events.

        On April 21, 2003, CIBER, Inc. entered into an Agreement and Plan of Merger ("the Merger Agreement") with AlphaNet Solutions, Inc. whereby CIBER has agreed to acquire all of the outstanding shares of AlphaNet in exchange for $4.05 per share in cash or, at the election of AlphaNet shareholders subject to certain limitations, the equivalent value in CIBER common stock. The total value of the purchase consideration is approximately $28.75 million, including the effects of AlphaNet's outstanding stock options. A maximum of 750,000 shares of CIBER common stock may be issued as part of the purchase consideration. If at the time the AlphaNet proxy statement is mailed to AlphaNet's shareholders, an appropriate registration statement for CIBER shares is not then effective, the purchase consideration will consist solely of cash.

        Also, in connection the Merger Agreement, a Voting and Option Agreement dated as of April 21, 2003 between CIBER, Inc. and Stan Gang and Fallen Angel Equity Fund, L.P. was executed whereby these AlphaNet shareholders have agreed to vote their shares in favor of adoption of the Merger Agreement. The subject shares represent approximately 42% of AlphaNet's outstanding shares.

        Closing of this transaction is subject to approval of AlphaNet shareholders, among other things.

        CIBER has amended its reducing revolving line of credit with Wells Fargo Bank N.A. to provide additional available credit. CIBER's maximum available borrowings under its line of credit will continue to be $75 million through the earlier of July 31, 2003 or 5 business days after closing of the AlphaNet merger transaction at which time the maximum borrowings reduce to $50 million. An important element of the AlphaNet purchase price is AlphaNet's cash balance of approximately $21 million, which CIBER intends to use in part to reduce its line of credit borrowing after completion of the merger.

        A copy of the Merger Agreement, with exhibits that include the Voting and Option Agreement, are attached as Exhibits to this Form 8-K along with a copy of CIBER's related News Release dated April 21, 2003.

Item 7 (c). Exhibits.

2.1	Agreement and Plan of Merger by and among CIBER, Inc., CIBER Acquisition Corporation and AlphaNet Solutions, Inc. dated April 21, 2003, with exhibits. The schedules to the Agreement, which are listed in the Agreement, are omitted. CIBER agrees to supplementally furnish to the Commission a copy of any such schedule upon request.
99.1.	News release dated April 21, 2003 announcing CIBER to Acquire AlphaNet Solutions

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIBER, Inc.
Date: April 23, 2003	By:	/s/ DAVID G. DURHAM David G. Durham Chief Financial Officer, Senior Vice President and Treasurer

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  Item 5. Other Events.
  Item 7 (c). Exhibits.
SIGNATURE